Exhibit 99

FOR IMMEDIATE RELEASE

Contact: Tricia Drennan
Vice President, Corporate Communications & Investor Relations
(703) 873-2390 (phone)
tdrennan@lcc.com

LCC INTERNATIONAL IS SELECTED BY ERICSSON TO PROVIDE
OUTSOURCING SERVICES FOR NETWORK ROLLOUT IN THE
NETHERLANDS/BENELUX

McLEAN, VIRGINIA, December 23, 2002 — LCC International, Inc., (NASDAQ: LCCI) a global leader in wireless voice and data turn-key technical consulting services, announced today that its Netherlands subsidiary, Detron LCC Network Services, B.V. has been selected by Ericsson to provide outsourcing for network rollout, site acquisition and field maintenance services for the Benelux countries.

The two-year contract calls for Detron LCC to be Ericsson’s exclusive provider for certain services in the field of network rollout, site acquisition and field maintenance services in the Benelux countries. As part of the contract LCC will be hiring 75 employees from Ericsson.

“We are quite happy to enter the outsourcing arena of network rollout via Ericsson,” said C. Thomas Faulders III, chairman and chief executive officer of LCC. “And we are proud that our service solutions in this area were selected by Ericsson to represent their commitment to quality and customer service.”

Carlo Baravalle, LCC’s senior vice president of the Europe, Middle East And Africa region said, “The value proposition that LCC brings to our customers such as Ericsson is our ability to offer globally proven integrated wireless services on a local basis. Having resources who are familiar with and have the know-how to solve the regional and more so, the community issues wireless carrier face, gives us a unique advantage over other global competitors in this arena. However, it is our global experience that sets us apart from local competitors vying for such business. We have the proven processes and skill sets to cost effectively and efficiently carry out network rollout services and support Ericsson with field maintenance services.”

The contract is subject to normal and customary closing terms, including approval by the Workers Council and any other necessary governmental approvals.

About LCC:

LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. A pioneer in the industry since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

LCC Press & Investors
Tricia Drennan
Vice President, Communications & Investor Relations
Phone: +1.703.873.2390
tdrennan@lcc.com

LCC Operations
Stan Schreuder, Managing Director
Detron LCC Network Services
Phone: +31 6 53456798

Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding increased demand for the Company’s services, the Company’s ability to secure new business, and those factors highlighted in LCC International, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which could cause the Company’s actual results to differ materially from forward-looking statements made by the Company.

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